UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 4, 2018

REPRO MED SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	0-12305	13-3044880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Carpenter Road, Chester, New York	10918
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (845) 469-2042

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [_]

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Appointment of Executive Officer

On September 4, 2018, Repro Med Systems, Inc. dba RMS Medical Products (“RMS” or the “Company”) entered into an employment agreement with Donald B. Pettigrew to serve as its President and Chief Commercial Officer, effective immediately.  Consequently, Daniel S. Goldberger has resigned as interim President of RMS, continuing to serve as its Chairman of the Board and interim Chief Executive Officer.

Mr. Pettigrew, age 50, has more than 23 years of sales and business development experience in the medical device industry.  Prior to joining RMS, Mr. Pettigrew held senior roles at Moog, Inc. as Group Director, Global Business Development and Group Director, Global Sales and Professional Services from 2011 through 2018.  He was responsible for the leadership, development and growth of IV infusion and enteral feeding franchises both in the United States and internationally.  While at Moog, Inc., he helped the medical division grow sales and profitability to well over one hundred million dollars.  Mr. Pettigrew also held management positions at Baxter (formerly Gambro) from 2008-2011, Boston Scientific from 1995-2008, and E&J Gallo from 1990-1995.

Compensatory Arrangements

The following summary of Mr. Pettigrew’s employment agreement does not purport to be complete and is subject to and qualified in its entirety by the terms of the employment agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

The material terms of the employment agreement are as follows:

●	Mr. Pettigrew’s annual base compensation will be $325,000 (“Base Salary”).

●

Mr. Pettigrew will be eligible to earn an annual bonus in accordance with the Company policy and procedure for granting of a specified executive bonus which is equivalent to 50% of base compensation based on achievement of goals payable in cash (“Annual Bonus”).

●

Mr. Pettigrew will receive a sign-on stock option grant of 1,000,000 incentive stock options that vest twenty-five percent 25% at the one (1) year anniversary of the Effective Date and twelve and one-half percent (12.5%) every six (6) months thereafter until fully vested.

●	Mr. Pettigrew will also receive reimbursement for commuting expenses to and from the corporate offices for up to twelve (12) months following the Effective Date.

●

Mr. Pettigrew’s employment with the Company is “at-will,” meaning that Mr. Pettigrew may terminate his employment at any time for any reason or no reason, and that Company may terminate Mr. Pettigrew’s employment at any time for any reason or no reason.

●

Upon termination of Mr. Pettigrew’s employment by the Company without Cause or for Good Reason (as defined in the agreement), subject to his execution of a customary general release of claims in favor of the Company and its affiliates, Mr. Pettigrew will be entitled to receive an amount equal twelve (12) months of Mr. Pettigrew’s then-current Base Salary, to be paid in accordance with the Company’s normal payroll practices after the termination date. Mr. Pettigrew will further be entitled to payment of his Annual Bonus, if earned. For the same twelve (12) month period after the termination date, the Company will also pay premiums for Mr. Pettigrew’s health insurance as currently enrolled on the termination date.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated as of September 4, 2018 between Repro Med Systems, Inc. and Donald B. Pettigrew.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPRO MED SYSTEMS, INC. (Registrant)

Date: September 4, 2018	By:	/s/ Daniel S. Goldberger
Daniel S. Goldberger Interim Chief Executive Officer